As filed with the Securities and Exchange Commission on June 29, 2011
     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KiOR, Inc.
(Exact name of registrant as specified in charter)

Delaware	2860	51-0652233
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
13001 Bay Park Road
Pasadena, Texas 77507
(281) 694-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
2011 Long-Term Incentive Plan
Amended and Restated 2007 Stock Option/Stock Issuance Plan
(Full titles of the plans)
Christopher A. Artzer
Vice President, General Counsel and Secretary
13001 Bay Park Road
Pasadena, Texas 77507
(281) 694-8700
(Address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Felix P. Phillips
Troy S. Lee
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed maximum		Proposed maximum
	Amount to be		offering price per		aggregate offering	Amount of
Title of securities to be registered	registered (1)		share		price	registration fee
Class A common stock, par value $0.0001	10,211,937	(2)	$15.03	(3)	$153,485,414	$17,820
Class A common stock, par value $0.0001	10,444,340	(4)	$2.66	(5)	$27,781,945	$3,226
Class B common stock, par value $0.0001	6,743,320	(6)	$0.09	(7)	$606,899	$71
Total	27,399,597				$181,874,258	$21,117

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Class A common stock or Class B common stock that become issuable under the registrant’s 2011 Long-Term Incentive Plan or Amended and Restated 2007 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of Class A common stock and Class B common stock.

(2)	Represents shares of Class A common stock reserved for issuance under the 2011 Long-Term Incentive Plan. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2011 Long-Term Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on June 28, 2011, as quoted on the NASDAQ Global Select Market.

(4)	Represents shares of Class A common stock reserved for issuance under the Amended and Restated 2007 Stock Option/Stock Issuance Plan. No further awards will be made under the Amended and Restated 2007 Stock Option/Stock Issuance Plan. Shares of Class A common stock issuable under the Amended and Restated 2007 Stock Option/Stock Issuance Plan consist of (a) shares issuable upon the exercise of options to purchase 8,820,900 shares of Class A common stock and (b) 1,623,440 awarded but unissued shares of restricted Class A common stock.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum offering price per share is the weighted average exercise price of outstanding Class A awards granted under the Amended and Restated 2007 Stock Option/Stock Issuance Plan, rounded up to the next cent.

(6)	Represents shares of Class B common stock reserved for issuance under the Amended and Restated 2007 Stock Option/Stock Issuance Plan. No further awards will be made under the Amended and Restated 2007 Stock Option/Stock Issuance Plan. Shares of Class B common stock issuable under the Amended and Restated 2007 Stock Option/Stock Issuance Plan consist of shares issuable upon the exercise of options to purchase 6,743,320 shares of Class B common stock.

(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum offering price per share is the weighted average exercise price of outstanding Class B awards granted under the Amended and Restated 2007 Stock Option/Stock Issuance Plan, rounded up to the next cent.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information and Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent to or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are incorporated herein by reference:
(a)	The registrant’s prospectus filed on June 24, 2011 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-173440), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of the registrant’s Class A common stock contained in the Form 8-A filed on June 23, 2011 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he or she had no reasonable cause to believe his or her conduct was unlawful.
     Article VIII of the registrant’s Amended and Restated Bylaws (the “Bylaws”), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Bylaws were adopted or as may be thereafter amended. Article VIII expressly provides that it is not the exclusive method of indemnification.
     Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him or her in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.
     Article VIII of the Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article IX of the registrant’s Amended and Restated Certificate of Incorporation contains such a provision.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Filed
Number	Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

4.1 -	Amended and Restated Certificate of Incorporation.					X

4.2 -	Amended and Restated Bylaws.					X

						Filed
Number	Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

4.3* -	Specimen Stock Certificate representing Class A common stock.	S-1	333-173440	June 10, 2011	4.1

4.4* -	Amended and Restated Investors’ Rights Agreement dated April 21, 2011, among the Registrant and the Registrant’s securityholders listed therein.	S-1	333-173440	May 18, 2011	4.2

4.5* -	Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.3

4.6* -	Form of Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.4

4.7* -	Form of Stock Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.5

4.8* -	Form of 409A Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	June 1, 2011	10.6

4.9* -	2011 Long-Term Incentive Plan.	S-1	333-173440	June 10, 2011	10.7

5.1 -	Opinion of Baker Botts L.L.P.					X

23.1 -	Consent of PricewaterhouseCoopers LLP.					X

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).					X

24.1 -	Powers of Attorney (included on the signature page herein).					X

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29th day of June, 2011.

KiOR, Inc.
By:	/s/ Fred Cannon
Fred Cannon
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred Cannon, John H. Karnes, Christopher A. Artzer and George E. Staggs, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of June, 2011.

Signature	Title

/s/ Fred Cannon Fred Cannon	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ John H. Karnes John H. Karnes	Chief Financial Officer (Principal Financial Officer)
/s/ George E. Staggs George E. Staggs	Controller and Treasurer (Principal Accounting Officer)
Ralph Alexander	Director
/s/ Jagdeep Singh Bachher Jagdeep Singh Bachher	Director
/s/ Samir Kaul Samir Kaul	Director
/s/ John Melo John Melo	Director
/s/ Paul O’Connor Paul O’Connor	Director

Signature	Title
/s/ William Roach William Roach	Director
Gary L. Whitlock	Director

EXHIBIT INDEX

Number	Exhibit	Form	File No.	Filing Date	Exhibit	Filed Herewith

4.1 -	Amended and Restated Certificate of Incorporation.					X

4.2 -	Amended and Restated Bylaws.					X

4.3* -	Specimen Stock Certificate representing Class A common stock.	S-1	333-173440	June 10, 2011	4.1

4.4* -	Amended and Restated Investors’ Rights Agreement dated April 21, 2011, among the Registrant and the Registrant’s securityholders listed therein.	S-1	333-173440	May 18, 2011	4.2

4.5* -	Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.3

4.6* -	Form of Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.4

4.7* -	Form of Stock Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.5

4.8* -	Form of 409A Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	June 1, 2011	10.6

4.9* -	2011 Long-Term Incentive Plan	S-1	333-173440	June 10, 2011	10.7

5.1 -	Opinion of Baker Botts L.L.P.					X

23.1 -	Consent of PricewaterhouseCoopers LLP.					X

23.2 -	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).					X

24.1 -	Powers of Attorney (included on the signature page herein).					X

*	Incorporated herein by reference as indicated.